Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

FOR THE PRIMIS LIFE LENDING BUSINESS

by and between

EVERBANK, NATIONAL ASSOCIATION

and

PRIMIS BANK

Date October 24, 2024

TABLE OF CONTENTS

Page

Article I Definitions		1

1.1	Definitions	1

1.2	Principles of Construction	6

1.3	Schedules	6

Article II Purchase and Assumption		7

2.1	First and Second Closings	7

2.2	First Closing - Purchase and Sale of the Existing Loans	7

2.3	Purchase and Sale of the Subsequent Loans.	7

2.4	Second Closing – Purchase and Sale of the Other Acquired Assets	8

2.5	Acceptance and Assumption	9

2.6	Excluded Liabilities	9

2.7	Seller’s Deliveries at each Closing	10

2.8	Buyer’s Deliveries at the Closing	11

2.9	Treatment of Acquisition	12

Article III Purchase Price; Payment		12

3.1	Purchase Price	12

3.2	Payment	12

3.3	Preliminary Settlement Statement	12

3.4	Post-Closing Adjustments	13

3.5	Purchase Price Allocation	14

3.6	Updates to Loans Prior to the Closing Date	14

Article IV Covenants of Seller Prior to Closing		15

4.1	Operation of the Business	15

4.2	Books and Records	16

4.3	Representations, Warranties, Covenants and Conditions	17

4.4	Cooperation	17

4.5	Consents	17

4.6	Non-Compete	17

Article V Covenants of Buyer Prior to Closing		17

5.1	Representations, Warranties, Covenants and Conditions	17

5.2	Cooperation	17

5.3	Consents	17

Article VI Representations and Warranties		18

6.1	Representations and Warranties of Seller	18

6.2	Representations and Warranties of Buyer	22

Article VII Actions Respecting Employees and Employee Benefit Plans		23

7.1	Employment of Employees; Retention	23

7.2	Terms and Conditions of Employment	24

Article VIII Conditions Precedent to Closing		25

8.1	Conditions to Seller’s Obligations	25

8.2	Conditions to Buyer’s Obligations	25

8.3	Waivers of Conditions Precedent	26

Article IX Certain Transitional Matters		27

9.1	Notices	27

9.2	Loans	27

9.3	Interest Reporting	27

9.4	Data Conversion	27

9.5	Transition Services Agreement	28

Article X Additional Covenants		28

10.1	Further Assurances	28

10.2	Information After Closing	28

10.3	Timing of Closing	28

10.4	Termination of Intercompany Arrangements	28

10.5	Tax Matters	29

Article XI Termination		29

11.1	Termination	29

11.2	Effect of Termination	30

Article XII Indemnification		30

12.1	Indemnification by Seller	30

12.2	Indemnification by Buyer	30

12.3	Third-Party Claims	30

12.4	Survival; Limitations	31

12.5	Remedies	32

Article XIII Miscellaneous Provisions		32

13.1	Entire Agreement	32

13.2	Binding Effect; Assignment	32

13.3	Amendment and Modification	32

13.4	Waiver or Extension	32

13.5	Payment of Expenses	32

13.6	Confidentiality; Press Releases	33

13.7	Notices	33

13.8	Counterparts	34

13.9	Governing Law	34

13.10	Severability	34

13.11	No Third-Party Rights	34

13.12	Construction	34

13.13	Schedules and Exhibits	34

LIST OF SCHEDULES

Schedule 1.1(a)	Intellectual Property
Schedule 1.3(a)	Existing Loans
Schedule 1.3(b)	Excluded Loans
Schedule 1.3(c)	Participated Loans
Schedule 1.3(d)	Secured L/C Loans
Schedule 2.4(a)	Customer List
Schedule 2.4(b)	Salesforce Technology
Schedule 2.4(d)	Assumed Contracts
Schedule 3.3	Preliminary Settlement Statement
Schedule 3.4	Final Settlement Statement
Schedule 3.5	Allocation Methodology
Schedule 6.1(g)	Employees
Schedule 6.1(j)	Consents
Schedule 6.1(m)	Broker
Schedule 6.2(g)	Broker

LIST OF EXHIBITS

Exhibit A	Bill of Sale and Receipt
Exhibit B	Assignment and Assumption of Loans Agreement
Exhibit C	Seller Closing Certificate
Exhibit D	Power of Attorney
Exhibit E	Transition Services Agreement
Exhibit F	Buyer Closing Certificate
Exhibit G	Forward Flow Loan Criteria
Exhibit H	Interim Servicing Agreement
Exhibit I	Servicing Agreement for Excluded Loans
Exhibit J	Intercreditor Agreement

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (this “Agreement”) is made and entered into as of October 24, 2024, by and between EverBank, National Association, a national banking association (“Buyer”), and Primis Bank, a Virginia state-chartered bank (“Seller”).

RECITALS:

A.            Seller is engaged in, among other things, the operation, through Primis Life Lending, a division of Seller, of a loan origination platform throughout the United States that specializes in life premium financing and the provision of loans to ultra-high net worth individuals, trusts or related businesses that use loan proceeds to buy permanent life insurance (collectively, the “Business”);

B.            Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain properties, rights and assets of Seller used or held for use in the operation of the Business, and in connection therewith Buyer is willing to assume certain liabilities relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement; and

C.            Contemporaneously with the execution of this Agreement, certain employees of and consultants to Seller (the “Acquired Employees”) have entered into employment arrangements with Buyer, with effectiveness as of the Second Closing (as defined below).

AGREEMENT:

NOW THEREFORE, in consideration of the recitals, the mutual representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

Article I
Definitions

1.1            Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.1:

“Acquired Assets” shall mean all Subsequent Loans and the assets acquired under Section 2.4.

“Acquired Customer” shall mean a Person whose Loans are acquired by Buyer hereunder. For the avoidance of doubt, no Person who is the borrower of an Excluded Loan is an “Acquired Customer” for purposes of this Agreement.

“Acquired Employees” shall have the meaning given such term in the Recitals.

“Acquisition” shall mean the transactions contemplated by this Agreement, including the purchase of assets and assumption of liabilities provided for herein.

“Adjustment Payment” shall have the meaning given such term in Section 3.4(b).

“Adverse Event” shall mean, with respect to any Loan, that: (a) the obligor under such Loan (i) is delinquent in the payment of principal or interest thereon for more than sixty (60) days, or (ii) has defaulted under or breached any other material provision of any agreement related to such Loan; (b) the Seller has been notified that the obligor under such Loan has filed for protection under any bankruptcy law, is insolvent or has otherwise suffered a material adverse change in its financial condition that would materially affect its ability to repay such Loan; or (c) Seller has discontinued the accrual of interest with respect to such Loan.

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“Affiliate” of, or a Person affiliated with, a specific Person is a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning given such term in the first paragraph hereof.

“Allocation” shall have the meaning given such term in Section 3.5.

“Arbitrator” means a firm of independent accountants of regionally recognized standing (other than a firm that has performed services for the Seller or the Buyer or any of their Affiliates during the past three years) mutually agreeable to the Seller and the Buyer.

“Assumed Contracts” shall have the meaning given such term in Section 2.4(d).

“Assumed Liabilities” shall have the meaning given such term in Section 2.5(d).

“Business” shall have the meaning given such term in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Virginia or State of Florida are required to be closed in accordance with applicable law or regulation. Any action, notice or right that is to be taken or given or that is to be exercised or lapses on or by a given date that is not a Business Day may be taken, given or exercised and shall not lapse until the next Business Day following.

“Buyer” shall have the meaning given such term in the first paragraph hereof.

“Buyer Indemnified Party” shall have the meaning given such term in Section 12.1.

“Cap” shall have the meaning given such term in Section 12.4.

“Closing” shall mean either the First Closing or Second Closing, as applicable.

“Closing Date” shall mean the date on which the First Closing or Second Closing occurs, as applicable.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Customer List” shall have the meaning given such term in Section 2.4(a).

“Employees” shall have the meaning given such term in Section 6.1(g).

“Estimation Date” shall have the meaning given such term in Section 3.3.

“Excluded Assets” shall mean any asset of the Business that is not an Existing Loan or an Acquired Asset, including, but not limited to, (a) all Intellectual Property of Seller and the Business (for the avoidance of doubt, excluding the Customer Lists, facilitator lists and any rights to Salesforce technology integrations and processes used by the Business that is to be transferred to Buyer in accordance with the terms of this Agreement), medallion program stamps, signs, URLs, domain names (and associated e-mail addresses), Internet web sites, printed supplies, stationery and documents and other materials bearing any of Seller’s Intellectual Property and advertising and marketing materials and similar property or rights owned by, relating to or referencing Seller or any of its Affiliates, (b) any rights to recovery under or other interest in Seller’s existing bankers blanket bond, errors and omissions policy, directors’ and officers’ liability policy or other similar insurance policies, (c) the Excluded Loans, (d) allowance for loan losses associated with the Loans, and (e) Tax Returns and tax-related Records of Seller or any Affiliate thereof and all rights with respect to refunds, credits or similar benefits of Seller or any Affiliate thereof with respect to Taxes. The Excluded Assets shall not be sold to Buyer pursuant to this Agreement and will be retained by Seller.

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“Excluded Liabilities” shall have the meaning given such term in Section 2.6.

“Excluded Loans” means (a) those fixed rate life premium finance loans originated by the Business, including those listed on Schedule 1.3(b), and (b) any floating rate life premium finance loan originated by the Business after the date of this Agreement which does not satisfy the criteria set forth in Exhibit G.

“Existing Loans” means those loans listed on Schedule 1.3(a) attached hereto which are floating rate life premium finance loan portfolio originated by the Business as of the First Closing, including (a) any Participated Loans for which (i) the counter-party to the participation agreement has consented to the assignment of such participation agreement to Buyer or (ii) has otherwise been terminated or bought out by Buyer, in each case prior to October 31, 2024, and (b) any Secured L/C Loan for which the underlying Letter of Credit for such Loan can also be transferred to (and drawable by) Buyer in connection with such sale on October 31, 2024.

“Final Settlement Statement” shall have the meaning given such term in Section 3.4(a).

“First Closing” shall have the meaning given such term in Section 2.1(a).

“First Closing Purchase Price” shall have the meaning given such term in Section 3.1(a).

“Forward Flow Loans” means each floating rate life premium finance loan originated by the Business after the date of this Agreement and until the Second Closing which satisfies the criteria set forth in Exhibit G.

“Fundamental Representations” means, with respect to Seller, the representations and warranties set forth in clauses (a) through (d) and (m) of Section 6.1 and with respect to Buyer, the representations and warranties set forth in clauses (a) through (c) and (g) of Section 6.2.

“GAAP” shall mean generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“Indemnified Party” shall have the meaning given such term in Section 12.3.

“Indemnifying Party” shall have the meaning given such term in Section 12.3.

“Intellectual Property” shall mean all trademarks, trade names, service marks, patents, copyrights, logos and other intellectual property (including trade secrets, know-how, inventions, discoveries, methods, processes and improvements, whether or not patentable), whether registered, the subject of an application for registration, or unregistered, of the Business that are owned by Seller or any of its Affiliates or licensed by Seller or any of its Affiliates from a third party, including the name “Primis Life Lending” or any derivative thereof and as set forth on Schedule 1.1(a).

“IRS” shall mean the Internal Revenue Service.

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“Lien” means, with respect to any property, equity interest or other asset, deed of trust, lien, encumbrance, hypothecation, lease, sublease, occupancy agreement, pledge, security interest, right of way, covenant, condition, use restriction, easement, encroachment, option or conditional sale agreement, in each case, in respect of such property, equity interest or other asset.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign, international, multinational or other order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

“Letters of Credit” shall mean the letters of credit between the Obligor and a financial institution wherein the Seller is the named beneficiary.

“Loans” means (a) the Existing Loans, (b) the Subsequent Loans, and (c) all loan agreements, notes, security or collateral agreements, financing statements, Liens, guarantees, participation agreements, and other documents relating thereto and all modifications, waivers and consents relating to any of the foregoing (collectively, “Loan Agreements”). For the avoidance of doubt, the Excluded Loans are not “Loans” for purposes of this Agreement.

“Loan Agreements” shall have the meaning given such term in the definition of Loans.

“Loan File” shall mean the electronic data with respect to the Loans that Seller has made available to Buyer prior to the date hereof.

“Losses” shall have the meaning given such term in Section 12.1.

“Objection Deadline” shall have the meaning given such term in Section 3.4(a).

“Obligor” shall have the meaning given such term in Section 6.1(f)(iii).

“Participated Loan” shall mean Loans that in whole or in part are subject to any participation agreement with any third party. The Participated Loans are listed on Schedule 1.3(c).

“Permits” shall have the meaning given such term in Section 6.1(l).

“Permitted Exceptions” shall means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (c) Liens created by Buyer or its successors and assigns, (d) Liens disclosed in the financial statements or Disclosure Schedules delivered to Buyer in connection with this Agreement, (e) Liens (other than monetary Liens) incurred in the ordinary course of business since the date set forth on such financial statements referenced in the preceding clause, (f) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, and (g) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pre-Closing Tax Period” shall mean, with respect to any Existing Loans (or other assets acquired in the First Closing), Acquired Asset or portion of the Business, any Tax period ending on or before the Closing in respect of such Existing Loans (or other assets acquired in the First Closing), Acquired Asset or portion of the Business or, in the case of any Straddle Period, the portion of such period ending on the date of such Closing.

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“Preliminary Settlement Statement” shall have the meaning given such term in Section 3.3.

“Premium” means $6,000,000.

“Prior Employment Arrangements” shall have the meaning given such term in Section 7.1(a).

“Purchase Price” shall have the meaning given such terms in Section 3.1(b).

“Records” shall have the meaning given such term in Section 2.4(c).

“Schedules” shall have the meaning given such term in Section 1.3.

“Second Closing” shall have the meaning given such term in Section 2.1(b).

“Secured L/C Loan” shall mean Loans that are secured in whole or in part by a Letter of Credit for which Seller is a beneficiary. The Secured L/C Loans are listed on Schedule 1.3(d).

“Seller” shall have the meaning given such term in the first paragraph hereof.

“Seller Indemnified Party” shall have the meaning given such in Section 12.2.

“Straddle Period” shall mean with respect to any Existing Loans (or other assets acquired in the First Closing), Acquired Asset or portion of the Business, any Tax period that includes (but does not end on) the applicable Closing Date in respect of such Existing Loans (or other assets acquired in the First Closing), Acquired Asset or portion of the Business.

“Subsequent Loans” shall have the meaning given such in Section 2.3(a).

“Subsequent Loan Purchase Date” shall have the meaning given such term in Section 2.3.

“Subsequent Loan Purchase Price” shall have the meaning given such term in Section 3.1(b).

“Tax” shall mean all forms of taxation imposed by any taxing authority, including all national, federal, state or local taxation (including income, value added, occupation, real and personal property, escheat or unclaimed property, social security (or similar, including FICA), gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, unemployment, disability, transfer, registration, excise, severance, occupation, premium or windfall profit taxes, environmental, stamp, duty, customs and other import or export duties, capital stock, alternative or add-on minimum, estimated and other taxes), charges, fees, levies or other assessments, in each case, in the nature of a tax, together with any interest, penalties, and additions to tax, whether disputed or not.

“Tax Return” shall mean any report, return, statement, declaration, notice, claim for refund, information return, certificate or other document filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof, in connection with the determination, assessment, collection or payment of any Tax.

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“Termination Date” shall mean March 31, 2025.

1.2            Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply:

(a)            Unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion;

(b)            In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, and including”;

(c)            Headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of, this Agreement;

(d)            Unless otherwise specified, indications of time of day mean the time of day in McLean, Virginia;

(e)            All references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement;

(f)            References to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor statute, as in effect at the relevant time;

(g)            References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(h)            “Including” shall mean “including, but not limited to”;

(i)            All words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders;

(j)            Any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof;

(k)            “except as previously disclosed” means such disclosure as communicated by Seller’s counsel to Buyer’s counsel prior to the date hereof; and

(l)            All references to dollars ($) shall mean United States currency.

1.3            Schedules. The schedules of Seller referred to in this Agreement (the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to Seller, which Schedules were delivered by Seller to Buyer before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that, it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

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Article II
Purchase and Assumption

2.1            First and Second Closings.

(a)            The acquisition of the Existing Loans shall be consummated and closed (the “First Closing”) through the mail (including overnight courier, facsimile or e-mail) or in person at such location as shall be mutually agreed upon by Buyer and Seller, at 8:00 a.m. ET on October 31, 2024 (or on such other date or time as mutually agreed upon by Buyer and Seller), subject to the conditions set forth in Article VIII having been satisfied or waived as provided herein.

(b)            The acquisition of the Acquired Assets (as defined below) shall be consummated and closed (the “Second Closing”) through the mail (including overnight courier, facsimile or e-mail) or in person at such location as shall be mutually agreed upon by Buyer and Seller, at 8:00 a.m. ET on January 31, 2025 (or on such other date or time as mutually agreed upon by Buyer and Seller), subject to the conditions set forth in Article VIII having been satisfied or waived as provided herein.

2.2            First Closing - Purchase and Sale of the Existing Loans. Pursuant to the terms and conditions set forth herein and subject to the exceptions, if any, set forth herein, at the First Closing, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens and encumbrances (except for Permitted Exceptions) and Buyer hereby agrees to purchase from Seller, for the price hereinafter set forth, all of Seller’s right, title and interest in:

(a)            the Existing Loans;

(b)            the Loan Agreements with respect to the Existing Loans and all other Records related thereto; and

(c)            the Liens, collateral, security interests, guarantees, financing statements and other rights and interests associated with the Existing Loans and/or Loan Agreements, but not including any of Seller’s allowance for loan and lease losses associated with such Loans.

2.3            Purchase and Sale of the Subsequent Loans. Pursuant to the terms and conditions set forth herein and subject to the exceptions, if any, set forth herein, on the 15th and the last day of every month from the First Closing until (and including) the Second Closing (each date, a “Subsequent Loan Purchase Date”), Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens and encumbrances (except for Permitted Exceptions) and Buyer hereby agrees to purchase from Seller, for the price hereinafter set forth, all of Seller’s right, title and interest in:

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(a)            (A) the Forward Flow Loans originated between the immediately preceding Subsequent Loan Purchase Date (or the date of the First Closing for the first purchase of Forward Flow Loans) and the applicable Subsequent Loan Purchase Date, (B) any Participated Loans for which (i) the counter-party to the participation agreement has consented to the assignment of such participation agreement to Buyer or (ii) has otherwise been terminated or bought out by Buyer, in each case prior to such Subsequent Loan Purchase Date and (C) any Secured L/C Loan for which the underlying Letter of Credit for such Loan can also be transferred to (and drawable by) Buyer in connection with such sale (collectively, the “Subsequent Loans”);

(b)            the Loan Agreements with respect to such Subsequent Loans and all other Records related thereto; and

(c)            the Liens, collateral, security interests, guarantees, financing statements and other rights and interests associated with such Subsequent Loans and/or Loan Agreements, but not including any of Seller’s allowance for loan and lease losses associated with such Loans.

2.4            Second Closing – Purchase and Sale of the Other Acquired Assets. Pursuant to the terms and conditions set forth herein and subject to the exceptions, if any, set forth herein, at the Second Closing, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer free and clear of all Liens and encumbrances (except for Permitted Exceptions) and Buyer hereby agrees to purchase from Seller, for the price hereinafter set forth, all assets (other than the Existing Loans and Subsequent Loans) to the extent used in or relating to the Business conducted by Seller through Primis Life Lending other than the Excluded Assets, including the following:

(a)            Customer List. The list of the customers and facilitators (and past or prospective customers and facilitators) of the Business in Salesforce as set forth on Schedule 2.4(a) (the “Customer List”).

(b)            Technology. The Salesforce technology integrations and processes used by the Business as set forth on Schedule 2.4(b).

(c)            Records. All records, documents, warranties, manuals and instructions related to the Acquired Assets transferred and the liabilities described in Section 2.5 as may exist and are available to and maintained by Seller in connection with the Business, any and all documents and records in Seller’s possession related to the Loans, the Loan Agreements, the transaction history of the Loans, the Letters of Credit associated with the Loans and the Assumed Contracts, including (1) credit reports, verifications (including employment verifications), underwriting or approval memoranda, financial statements of borrowers and guarantors, and independently prepared financial statements, (2) any correspondence with customers, facilitators or insurance brokers or carriers (whether in writing or in email), including management and/or resolution of any customer complaints or issues and (3) any files with respect to know your customer, anti-money laundering, sanctions or Bank Secrecy Act compliance (all such items described in this Section 2.4(c), collectively, the “Records”); and

(d)            Other Contracts and Agreements. All of Seller’s right, title and interest in and to the agreements related to the Business (including all amendments, modifications, waivers, consents or approvals thereupon) as listed on Schedule 2.4(d) attached hereto (collectively, the “Assumed Contracts”).

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2.5            Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the First Closing (only with respect to clause (a) below), each Subsequent Loan Purchase Date (only with respect to clause (b) below), or Second Closing (only with respect to clauses (c) and (d) below), Buyer shall assume, discharge and perform when lawfully due, the following obligations debts and liabilities of Seller related to the Business (in each case other than the Excluded Liabilities):

(a)            Existing Loans. Receive and accept all of the Existing Loans assigned, transferred, conveyed and delivered to Buyer by Seller at the First Closing pursuant to this Agreement, and assume all liabilities and obligations associated with such Existing Loans only to the extent such liabilities and obligations arise out of or relate to facts, circumstances, actions, omissions and/or events occurring after the First Closing.

(b)            Subsequent Loans. Receive and accept the Subsequent Loans assigned, transferred, conveyed and delivered to Buyer by Seller at each Subsequent Loan Purchase Date pursuant to this Agreement, and assume all liabilities and obligations associated with such Subsequent Loans only to the extent such liabilities and obligations arise out of or relate to facts, circumstances, actions, omissions and/or events occurring after the applicable Subsequent Loan Purchase Date.

(c)            Acquired Assets. Receive and accept all of the Acquired Assets assigned, transferred, conveyed and delivered to Buyer by Seller at the Second Closing pursuant to this Agreement, and assume all liabilities and obligations associated with such Acquired Assets or the Business, in each case only to the extent such liabilities and obligations arise out of or relate to facts, circumstances, actions, omissions and/or events occurring after the Second Closing.

(d)            Other Liabilities. Fully and timely perform and discharge, as the same may be or become due, Seller’s obligations, duties and liabilities to the extent arising after the Second Closing under the Assumed Contracts (the liabilities expressly assumed by Buyer pursuant to this Section 2.5 (except to the extent they constitute an Excluded Liability), the “Assumed Liabilities”).

2.6            Excluded Liabilities. Other than the liabilities expressly assumed by Buyer as described in Section 2.5 of this Agreement, Seller shall continue to be responsible for all known and unknown liabilities and obligations of the Business (or any other business or operations of Seller), the Acquired Assets, the Excluded Assets or the Excluded Liabilities or any of Seller’s costs and expenses incurred in connection with the transactions contemplated by this Agreement (the “Excluded Liabilities”), which Excluded Liabilities include:

(a)            all liabilities or obligations relating to or arising out of the Existing Loans, to the extent such Liabilities arise out of or relate to facts, circumstances, actions, omissions and/or events (including soliciting, originating, administering or servicing any Existing Loan) occurring before the First Closing;

(b)            all liabilities or obligations relating to or arising out of the Subsequent Loans, to the extent such Liabilities arise out of or relate to facts, circumstances, actions, omissions and/or events (including soliciting, originating, administering or servicing any Subsequent Loan) occurring before the applicable Subsequent Loan Purchase Date for such Subsequent Loans;

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(c)            all liabilities or obligations relating to or arising out of (i) the conduct of the Business, or (ii) any Acquired Asset, to the extent such Liabilities arise out of or relate to facts, circumstances, actions, omissions and/or events occurring before the Second Closing;

(d)            all liabilities or obligations relating to or arising out of any Excluded Asset or any Excluded Liability;

(e)            all liabilities or obligations relating to or arising out of employment, consulting status, compensation (including any accrued but unpaid amounts or entitlements), or termination of employment or consulting role of any (A) Acquired Employee to the extent arising out of or relating to facts, circumstances, actions, omissions and/or events occurring before or at the Second Closing and (B) any current, former or prospective employees or service providers of the Business who are not Acquired Employees, whether arising prior to, as a result of, or after the Second Closing; and

(f)            all liabilities and obligations (A) for Taxes of Seller and any of its Affiliates, whether by reason of Treasury Regulation Section 1.1502-6 or otherwise, including any liability relating to, pertaining to, or arising out of the Existing Loans (or other assets acquired in the First Closing), the Business or the Acquired Assets with respect to income and other Taxes, including, but not limited to, any Taxes arising in connection with the consummation of the transaction contemplated hereby and (B) for Taxes with respect to the Existing Loans (or other assets acquired in the First Closing), Acquired Assets or the Business for any applicable Pre-Closing Tax Period.

2.7            Seller’s Deliveries at each Closing. At each Closing (except as otherwise indicated below), in addition to the payments required hereunder, Seller shall deliver or cause to be delivered the following items to Buyer:

(a)            A Bill of Sale and Receipt for the Acquired Assets in the form of Exhibit A hereto, signed by a duly authorized officer of Seller (this deliverable is only required for the Second Closing).

(b)            An Assignment and Assumption of Loans Agreement in the form of Exhibit B hereto, signed by a duly authorized officer of Seller.

(c)            A Closing Certificate dated the Closing Date in the form of Exhibit C hereto, signed by a duly authorized officer of Seller.

(d)            A validly executed IRS Form W-9 from Seller.

(e)            A Power of Attorney in a form of Exhibit D hereto, signed by a duly authorized officer of Seller.

(f)            (i) The Acquired Assets that are capable of physical delivery (this deliverable is only required for the Second Closing) and (ii) all Records relating to Existing Loans or Acquired Assets and the liabilities described in Section 2.5.

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(g)            Fully executed copies of the consents listed on Schedule 6.1(j) (this deliverable is only required for the Second Closing).

(h)            The Interim Services Agreement in the form of Exhibit H hereto, signed by a duly authorized officer of Seller (this deliverable is only required for the First Closing).

(i)            The Services Agreement for Excluded Loans in the form of Exhibit I hereto, signed by a duly authorized officer of Seller (this deliverable is only required for the Second Closing).

(j)            The Intercreditor Agreement in the form of Exhibit J hereto, signed by a duly authorized officer of Seller with respect to the Loans being transferred at the applicable Closing.

(k)            The Transition Services Agreement in the form of Exhibit E hereto, signed by a duly authorized officer of Seller (this deliverable is only required for the Second Closing).

(l)            Such other documents as Buyer reasonably determines are necessary to consummate the Acquisition in accordance with the terms and conditions of this Agreement.

2.8            Buyer’s Deliveries at the Closing. At each Closing (except as otherwise indicated below), in addition to the payments required hereunder, Buyer shall deliver or cause to be delivered the following items to Seller:

(a)            A Bill of Sale and Receipt for the Acquired Assets in the form of Exhibit A hereto, signed by a duly authorized officer of Buyer (this deliverable is only required for the Second Closing).

(b)            An Assignment and Assumption of Loans Agreement in the form of Exhibit B hereto, signed by a duly authorized officer of Buyer.

(c)            A Power of Attorney in the form of Exhibit D hereto, signed by a duly authorized officer of Buyer.

(d)            The Transition Services Agreement in the form of Exhibit E hereto, signed by a duly authorized officer of Buyer (this deliverable is only required for the Second Closing).

(e)            A Closing Certificate dated the Closing Date in the form of Exhibit F hereto, signed by a duly authorized officer of Buyer.

(f)            The Interim Services Agreement in the form of Exhibit H hereto, signed by a duly authorized officer of Buyer (this deliverable is only required for the First Closing).

(g)            The Services Agreement for Excluded Loans in the form of Exhibit I hereto, signed by a duly authorized officer of Buyer (this deliverable is only required for the Second Closing).

(h)            The Intercreditor Agreement in the form of Exhibit J hereto, signed by a duly authorized officer of Buyer with respect to the Loans being transferred at the applicable Closing.

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(i)            Such other documents as Seller reasonably determines are necessary to consummate the Acquisition in accordance with the terms and conditions of this Agreement.

2.9            Treatment of Acquisition. The parties intend and agree that the Acquisition and transactions contemplated by this Agreement are purchases and sales, and accordingly will treat the sale of the Existing Loans and the Acquired Assets by Seller and a purchase by Buyer pursuant to this Agreement as a sale and purchase, respectively, for legal, regulatory, accounting and tax purposes.  The parties will mark their respective business records, tax returns and financial statements to reflect the transfers as  sales by Seller to Buyer and purchases by Buyer from Seller.  It is further not the intention of the Seller or Buyer that the conveyance of any assets hereunder is to be deemed to be a financing or pledge by Seller.

Article III
Purchase Price; Payment

3.1            Purchase Price.

(a)            At the First Closing, Buyer shall pay to Seller, in the manner specified in Section 3.2, funds equal to the sum of (the “First Closing Purchase Price”): (i) an amount equal to the aggregate book value of the Existing Loans (including accrued interest receivable) as of 12:01 am ET on the day of the First Closing; plus (ii) the Premium.

(b)            At each Subsequent Loan Purchase Date, Buyer shall pay to Seller, in the manner specified in Section 3.2, funds equal to the aggregate book value of Subsequent Loans (including accrued interest receivable) as of 12:01 am ET on the day of such Subsequent Loan Purchase Date (in the aggregate, the “Subsequent Loan Purchase Price,” and together with the First Closing Purchase Price, the “Purchase Price”).

3.2            Payment. Each transfer of funds under this Agreement shall be made by wire transfer of immediately available funds in accordance with the wire instructions to be provided by the party to receive such payment.

3.3            Preliminary Settlement Statement. To facilitate each Closing and/or the periodic Subsequent Loan purchases, as applicable, the parties agree that the payment made on the applicable Closing Date or the Subsequent Loan Purchase Date pursuant to Section 3.1 shall be computed using the methodology set forth in Section 3.1 but shall be based upon the aggregate principal amount of all Loans (including accrued but unpaid interest and late charges), as of the close of business on that day which is no earlier than five (5) Business Days preceding the applicable Closing Date or the Subsequent Loan Purchase Date (the “Estimation Date”). Not less than three (3) Business Days prior to the applicable Closing Date or the Subsequent Loan Purchase Date, Seller shall deliver to Buyer a preliminary settlement statement in substantially the form set forth on Schedule 3.3 (the “Preliminary Settlement Statement”) together with all backup schedules and information. Buyer shall have the opportunity to review such statement and information and not less than one (1) day prior to the applicable Closing Date or the Subsequent Loan Purchase Date, Buyer shall notify Seller of any objections Buyer has to the Preliminary Settlement Statement. Prior to the applicable Closing Date or the Subsequent Loan Purchase Date, Seller and Buyer shall agree upon the information and calculations set forth on the Preliminary Settlement Statement. The Preliminary Settlement Statement shall be the basis of the payment to be made at the Closing and/or the Subsequent Loan Purchase Date, as applicable, pursuant to Section 3.1.

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3.4            Post-Closing Adjustments.

(a)            Within fifteen (15) Business Days after each Closing or Subsequent Loan Purchase Date, Seller shall deliver to Buyer a final settlement statement with respect to such Closing or Subsequent Loans purchase in substantially the form set forth on Schedule 3.4 (the “Final Settlement Statement”), that shall include appropriate post-closing adjustments based upon actual Loans sold and transferred to Buyer as of such Closing or Subsequent Loan Purchase Date. Buyer shall notify Seller of any disputes with respect to the Final Settlement Statement within fifteen (15) Business Days of Buyer’s receipt thereof (the “Objection Deadline”). The Buyer shall afford the Seller and its accountants and attorneys reasonable access and opportunity to review the relevant supporting documentation and Records used by the Buyer in disputing the Final Settlement Statement.

(b)            The parties shall make an appropriate post-closing adjustment payment to reflect the difference, if any, between the amount of Loans calculated pursuant to the Final Settlement Statement and the amount of Loans calculated and paid pursuant to the past Preliminary Settlement Statement(s) (the “Adjustment Payment”). Interest on the amount of the Adjustment Payment for the period from the time of the applicable Closing or the Subsequent Loan Purchase Date to the date of the payment of the Adjustment Payment shall be due to the party receiving the Adjustment Payment. Interest shall be calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in The Wall Street Journal, on the applicable Closing or the Subsequent Loan Purchase Date or, if none, on the latest date immediately prior to the applicable Closing or the Subsequent Loan Purchase Date on which such bids were reported in The Wall Street Journal.

(c)            If the Buyer objects to the Final Settlement Statement by the Objection Deadline, Buyer and Seller shall work in good faith to resolve any objections but, if the Buyer and Seller are unable to agree on the amount of the Adjustment Payment within thirty (30) days after Buyer timely submits its objection notice, either the Buyer or the Seller may submit the matter to an Arbitrator, which shall determine all disputed portions of the Final Settlement Statement in accordance with the terms and conditions of this Agreement within thirty (30) days after the submission of such matter for Mediation. The Buyer and the Seller shall each pay half of the fees and expenses of the Arbitrator, except that the Arbitrator may assess the full amount of its fees and expenses against the relevant party if it determines that such party presented or objected to the Final Settlement Statement in bad faith. The Final Settlement Statement and the Adjustment Payment, as agreed upon by the Buyer and the Seller or determined by the Arbitrator under this subsection, shall be final and binding upon the parties.

(d)            The Adjustment Payment and any interest thereon shall be paid by wire transfer of immediately available funds to the account of the party receiving the payment within five (5) Business Days of the Objection Deadline (if no objection is timely made by Buyer), or, in the event that Buyer timely objects to the Final Settlement Statement, within five (5) Business Days of the date that the Final Settlement Statement and the amount of the Adjustment Payment become final and binding upon the parties in accordance with subsection (c) of this Section 3.4.

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3.5            Purchase Price Allocation. Seller and Buyer agree that the Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes, including the Assumed Liabilities) shall be allocated among the Existing Loans (or other assets acquired in the First Closing) and Acquired Assets on the basis of an allocation (the “Allocation”) to be consistent with Section 1060 of the Internal Revenue Code and the methodologies set forth in Schedule 3.5. Within thirty (30) calendar days after the finalization of each of the First Closing Purchase Price and Subsequent Loan Purchase Price pursuant to Section 3.4, Buyer shall deliver to Seller a draft Allocation consistent with Schedule 3.5 with respect to each of the First Closing and the Second Closing. If within thirty (30) days after Seller’s receipt of such draft Allocation Seller has not objected in writing to such draft Allocation, it shall become final. In the event that Seller objects in writing within such 30-day period, the parties shall negotiate in good faith to resolve the dispute. If Buyer and Seller cannot agree on a mutually satisfactory Allocation within 15 days after Seller timely submits its objection notice, either Buyer or Seller may submit the matter to an Arbitrator, which shall determine all disputed portions of the Allocation in accordance with the terms and conditions of this Agreement within fifteen (15) days after the submission of such matter. Buyer and Seller shall each pay half of the fees and expenses of the Arbitrator, except that the Arbitrator may assess the full amount of its fees and expenses against the relevant party if it determines that such party presented or objected to the Allocation in bad faith. Each Allocation, as agreed upon by Buyer and Seller or determined by the Arbitrator under this subsection, shall be final and binding upon the parties. The parties will report (including with respect to the filing of Forms 8594 with the IRS) the sale and purchase for all Tax purposes in a manner consistent with each Allocation and will not, in connection with the filing of any Tax Return or similar report, make any allocation of the consideration payable hereunder that is contrary thereto unless otherwise required by applicable law. The parties will consult, and cooperate, with one another with respect to any Tax audit, controversy, or litigation relating to each Allocation and IRS Forms 8594.

3.6            Updates to Loans Prior to the Closing Date. From the date of this Agreement until the applicable Closing Date, Seller shall promptly provide to Buyer: (i) written notice of the occurrence of any Adverse Event; and (ii) such other information regarding the Loans as is reasonably requested by Buyer.

3.7            Withholding Taxes. Buyer (and any other applicable withholding agent) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax law; provided, that Buyer will use commercially reasonable efforts to notify such Person of amounts otherwise payable to such Persons that it intends to deduct and withhold at least five Business Days prior to the applicable Closing and shall use commercially reasonable efforts to assist such Person in reducing or eliminating such withholding. To the extent that any such amounts are so deducted and withheld and paid to the appropriate taxing authority in accordance with applicable Tax law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article IV
Covenants of Seller Prior to Closing

Seller hereby covenants to Buyer that, from the date hereof until the Second Closing, it will do or cause the following to occur:

4.1            Operation of the Business.

(a)            Seller will conduct the operations of the Business in the ordinary course of business as conducted as of the date hereof, except for activities related to the Acquisition. In addition, except as may be required by regulatory authorities or by this Agreement, with prior consent of Buyer, or except as previously disclosed, Seller shall:

(i)            comply in all material respects with all applicable Legal Requirements relating to the operation of the Business;

(ii)            retain all necessary business permits, licenses, registrations and authorizations relating to the Business;

(iii)            use commercially reasonable efforts to preserve for Buyer the goodwill of its customers and others doing business with the Business;

(iv)            not amend, modify, renew or cancel, any Assumed Contract, other than in the ordinary course of business or as required to consummate the Acquisition;

(v)            not sell, pledge, transfer, dispose of, encumber (other than Permitted Encumbrances), lease or license any Acquired Assets;

(vi)            not release, compromise or waive any material claim or material right that is part of the Acquired Assets;

(vii)            not settle or compromise any litigation or investigation if such settlement or litigation would impose any material obligation or liability on the Acquired Assets or Buyer;

(viii)            not make, change, revoke or modify any material Tax election, file any material amended Tax Return, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax Return, settle or compromise any material Tax liability or file any Tax Return relating to the Business or the Acquired Assets on a basis inconsistent with past practice (unless otherwise required by applicable Law), in each case to the extent in respect of the Business or the Acquired Assets;

(ix)            not terminate the employment or services of any Acquired Employee, except for cause, or hire any new employee of the Business;

(x)            not increase or agree to increase the salary or wage rate and incentive opportunity of any Acquired Employee;

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(xi)            not establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions or other compensation or benefits for the Acquired Employees, in each case, that would individually or in the aggregate result in any increase in liability for Buyer other than a de minimis increase, except as required by applicable Law or the terms of any such plan, agreement or arrangement in existence on the date hereof and disclosed in writing to Buyer or its counsel; and

(xii)            use commercially reasonable efforts to (A) preserve the Business operations as conducted by the Seller through Primis Life Lending; (B) cooperate with and assist Buyer in assuring the orderly transition of the Business (other than the Excluded Assets or Excluded Liabilities), the Loans to Buyer from Seller (including (i) maintaining any blocks or freezes on deposit accounts at Seller that serve as collateral for any Loans and (ii) providing reasonable cooperation with respect to Buyer putting in place customary collateral documentation in favor of Buyer with respect to such accounts by the Second Closing, in each case as permitted by applicable law); and (C) maintain Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice with respect to the Loans of the Business.

(b)            Notwithstanding the foregoing, except as may be required by regulatory authorities or by this Agreement, Seller shall not, without the prior consent of Buyer or: (i) transfer to Seller’s other facilities any of the Acquired Assets other than in the ordinary course of business; or (ii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Acquired Assets or pursuant to this Agreement.

4.2            Books and Records.

(a)            Between the date hereof and the Second Closing, Buyer may continue its investigation and due diligence review of the Business and the Acquired Assets and Seller shall afford Buyer and its representatives reasonable access to the Business, and any properties, equipment and Records that pertain to the Business, the Acquired Assets, or the Acquisition during the normal business hours of the Seller; provided, however, that Buyer shall notify Seller at least two (2) Business Days prior to the time access is requested by Buyer, and provided, further, that the foregoing actions do not interfere with the business operations of Seller. Nothing in this Section 4.2 shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans or share board of directors’ minutes or materials to the extent the materials address this transaction or other potential transactions of Seller (provided that Seller will use commercially reasonable efforts to provide for alternative disclosures).

(b)            From the execution of this Agreement until the Second Closing, Seller hereby provides to Buyer a restricted use license for the underlying code used to run the Salesforce technology integrations and processes in a format reasonably agreed between the parties, in order to assist Buyer in its due diligence and integration review. From and after the Second Closing, Seller shall take all actions to transfer the underlying code used to run the Salesforce technology integrations and processes to Buyer and provide the Buyer an unrestricted license to use the foregoing.

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4.3            Representations, Warranties, Covenants and Conditions. Seller shall take all reasonable actions to ensure that the representations and warranties set forth in Section 6.1 will be true, correct and complete as of each Closing in all material respects, that all covenants of Seller set forth in this Agreement that are required to be performed at or prior to each Closing shall have been performed at or prior to such Closing as provided in this Agreement in all material respects and that all conditions to Buyer’s obligation to close shall have been satisfied at or prior to each Closing.

4.4            Cooperation. Following the Closings, Seller agrees to use reasonable efforts to provide Buyer with any information or data with respect to the Loans or other Acquired Assets that was not transferred to Buyer at the applicable Closing, including in connection with any regulatory inquiries or third-party claims or actions.

4.5            Consents. Seller shall use its best efforts to obtain on or before the Second Closing any required consents to assign the Assumed Contracts to Buyer.

4.6            Non-Compete. For a period of one year from the Second Closing, Seller shall not and shall cause its Affiliates not to, directly or indirectly, own an equity interest in, or manage, operate or control any Person engaged in, or otherwise engage in the business of originating life premium finance loans in the United States; provided that the foregoing shall not restrict Seller or its Affiliates from (a) holding the Excluded Loans, (b) holding a security in a fiduciary, custodial or agency capacity or (c) owning 5% or less of the outstanding stock of any Person that engages in such business.

Article V
Covenants of Buyer Prior to Closing

5.1            Representations, Warranties, Covenants and Conditions. Buyer shall take all reasonable actions to ensure that the representations and warranties set forth in Section 6.2 will be true, correct and complete as of each Closing, that all covenants of Buyer set forth in this Agreement that are required to be performed at or prior to each Closing shall have been performed at or prior to each Closing as provided in this Agreement and that all conditions of Seller’s obligations to close the Acquisition shall have been satisfied at or prior to each Closing.

5.2            Cooperation. Following the Closings, Buyer agrees to use reasonable efforts to provide Seller with any information or data with respect to the Loans or other Acquired Assets that were transferred to Buyer to the extent Seller reasonably requires such information in connection with its prior ownership of the Loans or other Acquired Assets, including in connection with any regulatory inquiries or third party claims or actions with respect to its ownership of the Loans or other Acquired Assets.

5.3            Consents. Buyer shall use its best efforts to obtain on or before the Second Closing any required consents to consummate the Acquisition and/or assume the Assumed Contracts from Seller.

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Article VI
Representations and Warranties

6.1            Representations and Warranties of Seller. Except as previously disclosed, Seller represents and warrants to Buyer on the date hereof and as of each of the First Closing (provided no representations and warranties are made with respect to the Acquired Assets other than the Existing Loans as of the First Closing) and the Second Closing (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) as follows:

(a)            Good Standing and Power of Seller. Seller is a Virginia state-chartered bank, duly organized, validly existing and in good standing with all requisite power and authority to own its properties and to carry on its business as presently conducted.

(b)            Authorization of Agreement. The execution, delivery and performance of this Agreement and the Acquisition have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law). Seller has the requisite power and authority to enter into and perform its obligations under this Agreement.

(c)            Effective Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the Acquisition (i) does not require Seller or its Affiliates to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any government authority, (ii) does not conflict with, result in the breach of, constitute a violation or default under, any of the provisions of Seller’s articles of incorporation or bylaws or any judgment, decree or order, any law, rule or regulation of any government or agency thereof, or any agreement, contract or instrument to which Seller is subject, and (iii) does not conflict with, result in the breach of, constitute a violation or default under, any (x) Acquired Assets or Assumed Liabilities or (y) other contracts to which Seller is a party, which, with respect to this clause (iii) would materially adversely impact Seller’s ability to perform its obligations hereunder.

(d)            Title to Assets. Seller is the sole owner of each of the Acquired Assets (including the Loans), free and clear of any Lien, encumbrance or restriction of any kind or nature, other than the Permitted Exceptions.

(e)            Taxes and Insurance.

(i)            Seller has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns in respect of or in relation to the Existing Loans (or other assets acquired in the First Closing), the Business or the Acquired Assets required to be filed by or with respect to it (taking into account any extensions of time in which to file). All such Tax Returns are true, correct and complete in all material respects. Seller has paid all income and other material Taxes in respect of or in relation to the Existing Loans (or other assets acquired in the First Closing), the Business or the Acquired Assets imposed by any taxing authority which are due and payable by Seller as of the date hereof and there are no unpaid Taxes which could result in material Liens being placed on the Existing Loans (or other assets acquired in the First Closing) or the Acquired Assets, other than unpaid Taxes on collateral securing Loans and any Permitted Exceptions.

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(ii)            Seller has deducted, withheld, and timely paid to the appropriate taxing authority all material Taxes required to be deducted, withheld or paid with respect to or in relation to the Business or any Acquired Asset or any Existing Loan (or other assets acquired in the First Closing).

(iii)            There is no pending action, suit, proceeding, investigation, dispute, audit or claim concerning any liability for a material amount of Taxes of Seller with respect to or in relation to the Business or any Acquired Asset or any Existing Loan (or other assets acquired in the First Closing) that is currently pending, or has been claimed, threatened or raised by any taxing authority in writing. No deficiency for a material amount of Taxes has been asserted or assessed by a taxing authority in writing with respect to the Business or the Acquired Assets or the Existing Loans (or other assets acquired in the First Closing) that has not been satisfied by payment or otherwise settled or withdrawn.

(iv)            No waivers or extensions of statutes of limitations or time in which to file Tax Returns (other than waivers or extensions no longer in force or automatic extensions) have been granted for any claim for, or period for the collection or assessment of, Taxes in respect of or in relation to the Business or any Acquired Asset or any Existing Loan (or other assets acquired in the First Closing).

(v)            Seller shall maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Acquired Assets and the Existing Loans (or other assets acquired in the First Closing).

(f)            Loans.

(i)            The Seller has full power and authority to hold the Loans, and has good and marketable title to its Loans free and clear of all Liens and encumbrances. The Seller is authorized to sell and assign its Loans to the Buyer and, upon assignment, the Buyer shall have the rights of the Seller with respect to the Loans.

(ii)            Each Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and with all applicable federal, state and local laws, regulations and rules. The principal balance of each Loan as shown on the Loan File is true and correct as of the last day shown thereon. No Adverse Event has occurred in respect of any Loan. The Seller has complied in all material respects with all of its obligations under its Loan Agreements.

(iii)            Each of the Loans (i) is the legal, valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to herein as an “Obligor”) thereof or thereunder and is evidenced by legal, valid and binding instruments executed by the respective Obligors, each of which at the time of such execution had capacity to contract, and any signature on any Loan Agreements is the true signature of the Obligor on the Loan involved, and (ii) is enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors rights and to general principles of equity).

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(iv)            The documentation relating to each Loan and the Loan File accurately reflects in all material respects the payment history, all of the terms and conditions and the outstanding balance of each Loan, and all receipts pertaining to each Loan from the Obligor thereof and all credits to which such Obligor is entitled.

(v)            Prior to the date hereof, Seller has provided to Buyer access to the file of each Loan.

(g)            Employee Matters. A list of employees and consultants associated with the Business is set forth on Schedule 6.1(g) (the “Employees”), including, as applicable, the position, corporate and functional title, date of commencement of employment or engagement, annual base salary or rate of pay, target annual cash incentive compensation opportunities, status as exempt or non-exempt, identification number, status as full or part-time, status as active or on leave, if on leave, the date leave commenced and geographic location of each such Employee. Seller has complied in all material respects with all Legal Requirements relating to labor and the employment or engagement of the Employees, including provisions relating to wages, hours, collective bargaining and the payment of social security or other Taxes, and worker’s compensation or other insurance premiums with respect to the Employees. Except as set forth on Schedule 6.1(g), there are no written employment or consulting contracts, arrangements or similar agreements between Seller and any of the Employees not terminable on thirty (30) days’ notice after the Closing Date of the Second Closing. Seller is not a party to any contract or arrangement with any union relating to the Business and Seller is not aware of any pending organizational efforts regarding the Business nor has Seller experienced any labor strike, slowdown or work stoppage, lockout, unfair labor practice charges, grievances, arbitration or other material labor controversy relating to the Business within the past two (2) years.

(h)            Third-Party Claims. There are no claims, actions, suits, hearings, investigations or proceedings of any kind in any court or by or before any governmental authority or arbitration board or tribunal, that are pending or, to Seller’s knowledge, threatened against or affecting (x) the Business, the Acquired Assets or the Assumed Liabilities or (y) otherwise involving Seller, that with respect to this clause (y), if determined adversely to Seller, would materially and adversely impact Seller’s ability to perform its obligations hereunder or prohibit consummation of the Acquisition. To Seller’s knowledge, there is no decree, judgment, or order of any kind in existence against, affecting or restraining (x) the Business, the Acquired Assets or the Assumed Liabilities or (y) otherwise involving Seller, or any of its officers, employees, or directors that with respect to this clause (y), would materially and adversely impact Seller’s ability to perform its obligations hereunder.

(i)            Governmental Notices. Except as disclosed, Seller has no reason to believe that there are any regulatory restrictions regarding its ability to complete the transaction contemplated hereby in the manner herein contemplated and has received no written notice or written communication from any state or federal banking regulatory agency or authority indicating that such agency or authority would, and Seller has no reason to believe any such agency or authority would, object to the consummation by Seller of the Acquisition. The most recent CRA rating of Seller was not less than “satisfactory.”

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(j)            Assumed Contracts. The Assumed Contracts constitute the legal, valid and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by bankruptcy laws and other laws of a similar nature relating to creditors rights). Seller is not in material default or breach under any Assumed Contracts and, to the knowledge of Seller, no other party to any of the Assumed Contracts (x) is in material default or breach thereunder or (y) has alleged that Seller is in material default or breach of any Assumed Contract or has otherwise notified Seller of its intent to terminate, not renew or increase pricing with respect to any Assumed Contract. Except as set forth on Schedule 6.1(j), each of the Assumed Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person. Seller has delivered to Buyer true and correct copies of each of the Assumed Contracts and all attachments and addenda thereto.

(k)            Collateral. With respect to each Loan that is secured by collateral, each such Loan has the security position set forth in the Loan File as of the date hereof. No collateral has been released from the Lien granted to Seller or subordinated to a claim of a third party (or any other claim against the borrower held by Seller) unless approved by Seller and documented in the Records and Loan File. As of the date hereof, Seller has not issued any letters of credit included in, or in respect of, any Loans.

(l)            Compliance with Laws. The Business has been for the past three (3) years and is being conducted in material compliance with all applicable laws, rules, and regulations of all authorities, including, but not limited to, compliance with anti-money laundering, sanctions and anti-corruption laws and regulations, The Currency and Foreign Transaction Reporting Act of 1970 and all other regulations pertaining to the receipt of customer information required by state and federal law concerning taxpayer identification numbers and social security numbers. The Seller has all permits, licenses, registrations and authorizations (“Permits”) necessary for the conduct and operations of the Business as currently conducted in all material respects, and the Business has been for the past two (2) years and is being conducted in material compliance with all such Permits and the Seller has not received any notification of breach, violation, suspension or cancellation of any Permit.

(m)            No Broker. Other than as described on Schedule 6.1(m), no broker, finder or any other party or agent performing similar functions has been retained by Seller or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Seller or its Affiliates in connection with the Acquisition. Any fees or expenses of any such Person (including any fees relating to the consummation of the transactions contemplated hereby) shall be borne solely by Seller.

(n)            Customer List. Schedule 2.4(a) contains a complete and correct Customer List as of the date of this Agreement. All of the customer accounts set forth in the Customer List are active and in full force and effect and to Seller’s knowledge, no fact, issue or circumstance exists which would materially and adversely impact any customer on the Customer List. Seller has not received any notice that any of the account holders on the Customer List has terminated its relationship with Seller or the Business or intends to terminate its relationship with Seller of the Business.

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(o)            Records. The Records contain, in all material respects, complete copies of all the Loan Agreements and other books and records related to the Business. The Records (i) have been maintained in all material respects in accordance with Seller’s policies and procedures applied on a consistent basis, (ii) are accurate and complete in all material respects and (iii) provide an accurate and complete accounting in all material respects for each Loan and have been maintained in accordance with the requirements of each Loan in all material respects.

(p)            Sufficiency of Assets. Aside from the Employees, the Acquired Assets and Assumed Liabilities constitute sufficient assets, rights and services necessary to conduct the Business in all material respects as currently conducted. The Seller is the only entity through which the Business is conducted.

(q)            IP. The conduct or operations of the Business is not infringing, misappropriating or otherwise violating any third party’s Intellectual Property in any material respects and Seller has not received any material claims or allegations with respect thereto.

(r)            Non-Competes/Non-Solicits. The Business or Seller is not subject to any agreement or understanding with any Person from carrying on the Business in any geographic location (including soliciting new customers) or from expanding the Business or from soliciting or hiring employees for the Business.

6.2            Representations and Warranties of Buyer. Buyer represents and warrants to Seller on the date hereof and as of each Closing Date (or such other date(s) as specified, to the extent any representation and warranty speaks as of a specific date) as follows:

(a)            Good Standing and Power of Buyer. Buyer is a national banking association, duly organized, validly existing and in good standing with all requisite power and authority to own its properties and to carry on its business as presently conducted.

(b)            Authorization of Agreement. The execution, delivery and performance of this Agreement and the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law). Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement.

(c)            Effective Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Acquisition (i) does not require Buyer or its Affiliates to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Authority, and (ii) does not conflict with, result in the breach of, constitute a violation or default under, any of the provisions of Buyer’s charter or bylaws, any judgment, decree or order, any law, rule or regulation of any government or agency thereof, or any material agreement, material contract or material instrument to which Buyer is subject, which, with respect to clause (ii), where such conflict, breach, violation, default, acceleration or Lien would have a material adverse effect on Buyer’s ability to perform its obligations hereunder.

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(d)            Compliance with Law. The business and operations of Buyer have been and are being conducted in material compliance with all laws, rules, and regulations of all authorities, except to the extent it would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereunder. The Buyer is in compliance with all of its regulatory capital standards as of the date hereof.

(e)            Third-Party Claims. There are no claims, actions, suits, hearings, investigations or proceedings of any kind in any court or by or before any governmental authority or arbitration board or tribunal that are pending or threatened against or affecting Buyer that, if determined adversely to Buyer, could: (i) reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Acquisition; or (ii) prohibit or materially delay the consummation of the Acquisition. There is no decree, judgment, or order of any kind in existence, against, affecting or restraining Buyer or any of its officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the Acquisition.

(f)            Financial Resources. Buyer has sufficient capital and cash available and, on the Closing Date, will have sufficient capital and cash available to perform its obligations under this Agreement and Buyer’s ability to purchase the Acquired Assets and to assume such liabilities as provided herein, and to perform Buyer’s other obligations hereunder is not contingent on raising any equal capital, obtaining specific financing thereof or obtaining the consent of any lender.

(g)            No Broker. Other than as described on Schedule 6.2(g), no broker, finder or any other party or agent performing similar functions has been retained by Buyer or its Affiliates or is entitled to be paid based on any arrangements, agreements or understandings made by Buyer or its Affiliates in connection with the Acquisition, and no brokerage fee or other commission has been agreed to be paid by Buyer or its Affiliates on account of the Acquisition.

(h)            Governmental Notices. There are no regulatory restrictions regarding Buyer’s ability to complete the transaction contemplated hereby in the manner herein contemplated, including by way of delay, and Buyer has received no notice or communication, in any form, from any state or federal banking regulatory agency or authority indicating that such agency or authority would, and Buyer has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Buyer of the Acquisition. There are no pending or threatened legal or governmental proceedings against Buyer or any Affiliate of Buyer that would affect Buyer’s ability to obtain the regulatory approvals, if any, required in order to consummate the Acquisition.

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Article VII
Actions Respecting Employees and Employee Benefit Plans

7.1            Employment of Employees; Retention.

(a)            Between the date of this Agreement and the Closing Date of the Second Closing, Buyer shall have the opportunity to meet with in person and to interview each Acquired Employee. The agreements between Buyer and the Acquired Employees containing an offer of employment are conditional on (i) the successful completion of Buyer’s background check and other pre-hire requirements (including execution of Buyer’s customary confidentiality and non-solicitation agreement), and (ii) the written termination of any applicable employment agreements and/or restrictive covenants between the applicable Acquired Employee and Seller or its Affiliates (the “Prior Employment Arrangements”). Buyer shall have no obligations in respect of, and Seller shall indemnify and hold harmless the Buyer and its Affiliates for, any and all severance and other payments or benefits arising under the Prior Employment Arrangements, which shall be treated for purposes of this Agreement as Excluded Liabilities. Nothing contained in this Agreement shall be construed as creating an employment agreement between Buyer and an employee of the Business.

(b)            Seller shall take, or shall cause to be taken, all actions reasonably required to release, or cause to be released, each Acquired Employee, effective at or before the Second Closing, from any agreement or contract with, or other obligation to, Seller or its Affiliates to the extent such agreement, contract or obligation limits or restricts such Acquired Employee from being employed by or providing services to Buyer or any of its Affiliates, or otherwise engaging in the Business on behalf of Buyer or any of its Affiliates.

7.2            Terms and Conditions of Employment.

(a)            General. The terms of employment for each Acquired Employee shall be determined solely by Buyer in its sole and absolute discretion. Notwithstanding the foregoing, (i) Buyer shall provide such Acquired Employees with credit for the Business Employee’s period of service with Seller towards the calculation of eligibility and vesting with respect to employee benefit and welfare plans (other than under any employee stock ownership, stock award plan or other equity or equity-based plan), and (ii) each Acquired Employee shall be eligible to participate in the medical, dental and other benefit plans of Buyer, as such plans may exist, on and after the Closing Date of the Second Closing to the same extent as other employees of Buyer, and shall be provided with bank and banking privileges substantially similar to those provided to similarly situated employees of Buyer. Buyer shall use commercially reasonable efforts subject to the terms of any plan to cause each such plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by Business Employees and their beneficiaries during the portion of the calendar year prior to such participation as if such amounts had been paid in accordance with such plan of Seller; and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to such employee on or after the Closing Date of the Second Closing to the extent such employee had satisfied any similar limitation or requirement under an analogous Seller plan. Nothing in this Section 7.2 or otherwise shall prohibit a Acquired Employee from transferring such Acquired Employee’s 401(k) fund to an individual retirement account or other self-directed program at or after the Second Closing.

(b)            Division of Obligations. Except as provided herein, Seller shall pay, discharge and be responsible for: (i) all salary and wages or other compensation arising out of employment or engagement of the Employees and Acquired Employees through the Second Closing; and (ii) any employee benefits (including vacation, sick and personal days accrued but unused) arising under Seller’s employee benefit plans and employee programs at any time (all of which shall be Excluded Liabilities hereunder). From and after the Second Closing, Buyer shall pay, discharge and be responsible for all salary, wages and benefits and any other compensation arising out of or relating to the employment or engagement of the Acquired Employees by Buyer from and after the Second Closing Date, including all claims incurred by participating Employees under Buyer’s welfare benefits plans on or after the Second Closing Date.

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Article VIII
Conditions Precedent to Closing

8.1            Conditions to Seller’s Obligations. The obligation of Seller to consummate the Acquisition is subject to the satisfaction, or the waiver in writing by Seller to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a)            Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) with the same effect as though all such representations and warranties had been made on and as of such date; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.

(b)            Covenants. Each and all of the covenants and agreements of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Buyer; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, shall have been performed or complied with in all respects at or prior to the Closing.

(c)            No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party, that in the reasonable judgment of the executive officers of Seller, with the advice of counsel, presents a bona fide claim to restrain, enjoin or prohibit consummation of the Acquisition or that might result in rescission in connection with such transactions. No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Acquisition shall have been issued and shall remain in effect.

(d)            Closing Documents. Buyer shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.8.

8.2            Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction, or the waiver in writing by Buyer to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

(a)            Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) with the same effect as though all such representations and warranties had been made on and as of such date; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.

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(b)            Covenants. Each and all of the covenants and agreements of Seller to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Seller; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, shall have been performed or complied with in all respects at or prior to the Closing.

(c)            No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party that in the reasonable judgment of the executive officers of Buyer, with the advice of counsel, presents a bona fide claim to restrain, enjoin or prohibit consummation of the Acquisition or that might result in rescission in connection with such transactions. No preliminary or permanent injunction or other order by any federal or state court that prevents the consummation of the Acquisition shall have been issued and shall remain in effect.

(d)            No Material Adverse Change. There shall have been no material adverse change in the Acquired Assets between the date of this Agreement and the Closing Date (other than, with respect to the Loans, collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto and any related issues previously disclosed), provided, however, that a material adverse change for purposes of this Section 8.2(d) shall not be deemed to include (i) the effects of any change attributable to or resulting from changes in political, economic or market conditions, laws, regulations or accounting guidelines applicable to comparable depository institutions generally or in general levels of interest rates, (ii) changes or proposed changes after the date hereof in applicable law, (iii) the impact of the disclosure of the transactions contemplated hereby, including, but not limited to, relationships with the Acquired Customers or Acquired Employees, (iv) changes or proposed changes after the date hereof in GAAP or authoritative interpretation thereof, (v) actions taken by a party pursuant to the terms of this Agreement or with the written consent of the other party hereto, (vi) the issuance or compliance with any directive or order of any governmental authority, or (vii) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, or civil unrest.

(e)            Closing Documents. Seller shall have tendered for delivery all of the certificates, documents and other items set forth in Section 2.7.

8.3            Waivers of Conditions Precedent. The conditions specified in Sections 8.1 and 8.2 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs, unless such failure of satisfaction is reserved in a writing executed by the waiving party at or prior to the Closing. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the conditions in Section 8.1(a) and Section 8.2(a) may not be waived.

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Article IX
Certain Transitional Matters

9.1            Notices. On such date as the parties may agree, or in the absence of such agreement on the date that is the earlier of (a) thirty (30) days prior to the Closing Date of the Second Closing or the (b) minimum number of days prior to the Closing Date of the Second Closing required by any regulatory authority, Seller and Buyer shall jointly notify the Acquired Customers of the pending transfer of the Loans to Buyer. Such notice will be in a form acceptable to both parties and in compliance with all applicable laws and regulations. The cost of preparing and mailing such notice shall be borne by Buyer; provided that Seller shall provide the names and address of such holders at Seller’s cost. Seller will cooperate with Buyer in providing such other notices to the Acquired Customers as Buyer may reasonably request. In addition, Buyer may, after the date hereof, at its own expense, communicate with and deliver information, brochures, press releases and other communications to the Acquired Customers concerning the Acquisition; provided, however, that all such communications shall be subject to reasonable approval by Seller and Seller, if so requested by Buyer, shall, on behalf of Buyer and at Buyer’s sole expense, furnish such information and communications to customers in a reasonable manner.

9.2            Loans. Within ten (10) Business Days following the Closing Date of the Second Closing, Buyer shall prepare and transmit at Buyer’s expense to each of the Obligors on Loans a notice to the effect that the Loan has been transferred and directing that payment be made to Buyer at the address specified by Buyer, with Buyer’s name as payee on any checks or other instruments used to make payments, and, with respect to such Loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Buyer as the person to whom and place at which payments are to be made.

9.3            Interest Reporting. Seller shall prepare and provide to Acquired Customers such reports as may be required by regulatory authorities and the Internal Revenue Service for all transactions occurring on or before the Closing Date. Buyer shall prepare and provide to the Acquired Customers such reports as may be required by any applicable regulatory authorities and the Internal Revenue Service for all transactions occurring after the Closing Date. Any such reports shall be made, as applicable, to the Acquired Customers, to the Regulatory and Authorities and to the Internal Revenue Service.

9.4            Data Conversion.

(a)            As soon as practicable following the date of this Agreement, Seller shall provide Buyer with applicable product functions and specifications relating to the data processing support required for the Loans to be acquired hereunder. As soon as practicable following the date of this Agreement, Seller shall engage its primary data processing provider to provide to Buyer, at Buyer’s expense, file formats relating to the Loans and up to two (2) sets of test tapes related to the Loans in Seller’s standard format, including any document images. Buyer shall review and analyze such materials, including the file formats and test tapes, and shall advise Seller in writing of any defects or concerns relating thereto not later than thirty (30) Business Days following receipt thereof. Seller shall reasonably cooperate with Buyer, at Buyer’s expense, including any expense incurred with Seller’s data processor, in obtaining test tapes or other information concerning the Loans in formats other than Seller’s standard format.

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(b)            With respect to any other data, including any document images, or information relating to the Business, Acquired Employees or Acquired Assets, Seller shall cooperate with Buyer in connection with transition planning and preparing for the conversion of such data or information onto Buyer’s platforms.

(c)            In furtherance of the foregoing, promptly after the date hereof, Seller and Buyer shall each appoint representatives as their respective transition representatives, who shall be responsible for the development and implementation of a transition plan describing milestones, responsible parties, and timelines for the integration, data conversion and migration planning of the Loans, Business and other Acquired Assets to Buyer, effective as of the First Closing (with respect to the Existing Loans and related Loan Agreements and Records), each Subsequent Loan Purchase Date (with respect to applicable Subsequent Loans acquired on such date) or as of the Second Closing otherwise, which plan shall be completed prior to the applicable Closing.

9.5            Transition Services Agreement. Buyer and Seller shall execute and deliver at Closing a Transition Services Agreement in substantially the form of Exhibit E pursuant to which employees of Seller will provide services to Buyer for a period of time following the Second Closing as described therein.

Article X
Additional Covenants

10.1            Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement.

10.2            Information After Closing. For a period of six years following the Second Closing, Buyer shall retain and preserve the Records of the Business that were acquired by Buyer hereunder and in existence prior to the Second Closing. Upon written request of Seller to Buyer, Buyer shall provide Seller, at Seller’s expense, with reasonable access to, or copies of, such information and Records relating to the Business to permit Seller or its Affiliates to comply with or contest any applicable legal, Tax, banking, accounting or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Business, in each case of this Section 10.2 to the extent related to Seller’s ownership or operation of the Business prior to the Second Closing.

10.3            Timing of Closing. Buyer and Seller agree to cooperate and use commercially reasonable efforts to consummate each of the First Closing, Subsequent Loan Purchase Date and Second Closing at the dates and times contemplated hereunder.

10.4            Termination of Intercompany Arrangements. Prior to the Second Closing, Seller shall take, or cause to be taken, all such actions reasonably necessary so that all outstanding payables, receivables, transactions, agreements or arrangements between Seller or its Affiliates, on the one hand, and the Business, on the other hand, are terminated, settled or cancelled with no liability or obligation on behalf of the Business from and after the Second Closing.

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10.5            Tax Matters.

(a)            Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Acquired Assets and the Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax Returns, interest reporting described in Section 9.3 herein, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller agree to cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Acquired Assets or the Assumed Liabilities. The party requesting such cooperation shall bear the reasonable out-of-pocket costs of the other party.

(b)            Transfer Taxes. All sales, use, transfer, stamp duty or similar Taxes incurred in connection with the transaction contemplated in this Agreement shall be borne 50% by Seller and 50% by Buyer. The party legally required to do so will prepare and file all necessary Tax Returns and other documentation with respect to such Taxes and, if required by applicable law, the other party will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. The parties shall cooperate in connection with the foregoing obligations.

(c)            Straddle Period. In the case of any Straddle Period, the amount of any Taxes imposed on a periodic basis with respect to the Existing Loans (or other assets acquired in the First Closing) and Acquired Assets (other than any Tax described in Section 10.5(b), above) that relate to a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the applicable Closing Date and the denominator of which is the number of days in such Straddle Period. Seller shall be liable for the amount of such Taxes that are attributable to the portion of the applicable Straddle Period ending on and including the applicable Closing Date, and Buyer shall be liable for the amount of such Taxes that are attributable to the remaining portion of the applicable Straddle Period. If any such Taxes are paid by Seller or Buyer on behalf of the other, Seller and Buyer shall cooperate to promptly reimburse the other for any such Taxes based on their respective liability for such Taxes as determined pursuant to this Section 10.5(c). Any refunds of such Taxes with respect to a Straddle Period shall be apportioned between Seller and Buyer in a similar manner. Notwithstanding the forgoing, items attributable to any action taken by Buyer after the Closing Date that is not in the ordinary course of business will not be attributable to a Pre-Closing Tax Period.

Article XI
Termination

11.1            Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)            By mutual written consent of Buyer and Seller;

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(b)            By Buyer if: (i) any of the conditions in Section 8.2 of this Agreement has not been satisfied on or before the Termination Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement); and (ii) Buyer has not waived such condition on or before the Closing Date;

(c)            By Seller if: (i) any of the conditions in Section 8.1 of this Agreement has not been satisfied on or before the Termination Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement); and (ii) Seller has not waived such condition on or before the Closing Date; or

(d)            By either party after the Termination Date, in the event the Second Closing has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

11.2            Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer, Seller or any of their respective Affiliates, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall release any party from liability for a breach of any of its representations or warranties or a willful breach of any of its covenants or agreements set forth in this Agreement.  The provisions contained in Section 13.6 shall survive the termination of this Agreement.

Article XII
Indemnification

12.1            Indemnification by Seller. Following the Closing Date, Seller agrees to indemnify Buyer against, and hold Buyer, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless from any claim, loss, damage, penalty, fine, costs, or expenses (including reasonable attorneys’ fees and costs and expenses of litigation) (collectively, “Losses”) directly or indirectly relating to or arising out of: (a) any breach of any representation or warranty made by Seller herein, (b) any breach of any of the agreements or covenants of Seller contained herein, (c) any Excluded Asset or Excluded Liability, or (d) the failure of any Loan to be solicited, originated, administered or serviced in accordance with applicable laws, regulations and rules of applicable jurisdictions, including any inability to enforce the obligations under such Loan or collect upon or get a security interest with respect to any collateral underlying such Loan solely due to such failure.

12.2            Indemnification by Buyer. Following the Closing Date, Buyer agrees to indemnify Seller against, and hold Seller, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) harmless from any Losses directly or indirectly relating to or arising out of: (a) any breach of any representation or warranty made by Buyer herein, (b) any breach of any of the agreements or covenants of Buyer contained herein, or (c) any Assumed Liability, including any failure by Buyer to fulfill the liabilities and obligations associated with the Existing Loans and Acquired Assets and assumed by Buyer in the Acquisition as expressly set forth herein.

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12.3            Third-Party Claims. In the event any action, suit or other proceeding shall be commenced or a claim shall be made against either a Buyer Indemnified Party or a Seller Indemnified Party as to which such party may assert a right of indemnification under this Article XII (each, an “Indemnified Party”), such Indemnified Party shall give prompt written notice thereof to each person obligated to indemnify the Indemnified Party under this Article XII (each, an “Indemnifying Party”), and such Indemnifying Party shall be entitled to control the defense thereof, including employment, at such Indemnifying Party’s expense, of counsel reasonably satisfactory to the Indemnified Party; provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal claim or action, regulatory claim or action brought by any Governmental Entity or other claim or action that seeks material non-monetary relief, provided, further, that if the Indemnifying Party controls the defense of any such action, suit or other proceeding (i) it will be conclusively established for purposes of Sections 12.1 or 12.2, as applicable, that the claims made therein are within the scope of and subject to indemnification hereunder, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (1) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (2) there is no finding or admission of any violation of law or regulation or wrongdoing by any Indemnified Party or its Affiliates (or the Business if the Indemnified Party is a Buyer Indemnified Party) and (3) the Indemnified Party and its Affiliates is released from any further liabilities with respect to such matter, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent; provided, further, that the Indemnified Party may employ, at the Indemnifying Party’s expense, its own counsel if its interests are, in its reasonable opinion, in conflict with those of the Indemnifying Party or are not being adequately represented. In the event the Indemnifying Party does not elect to control the defense of any claim within ten (10) Business Days of the notice thereof from the Indemnified Party, the Indemnified Party may contest, or upon prior approval of the Indemnifying Party (not to be unreasonably withheld), settle any claim or liability that, if established, would be subject to indemnification hereunder and, in such event, all reasonable legal fees, disbursements and other costs and expenses of such contest or settlement shall also be an item of indemnification hereunder.

12.4            Survival; Limitations. Except as waived in accordance with the terms of this Agreement, any provision of this Agreement that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the Closing Date, shall survive the Closing Date.  Notwithstanding the foregoing, (i) the representations and warranties contained in this Agreement shall survive for a period of twelve (12) months following the Closing Date (other than the Fundamental Representations and the representations set forth in Section 6.1(e) which shall survive until the thirty (30) days following expiration of the statute of limitations) and (ii) except with respect to breaches of Fundamental Representations, (A) neither Seller nor Buyer shall have any obligation to indemnify an Indemnified Party pursuant to Sections 12.1(a) and 12.1(b), on the one hand, or 12.2(a) and 12.2(b), on the other hand, as applicable, until the aggregate amount of all Losses indemnifiable under Sections 12.1(a) and 12.1(b), on the one hand, or Sections 12.2(a) and 12.2(b), on other hand, as applicable, exceeds $500,000, after which Seller or Buyer (as the case may be) shall indemnify the Indemnified Party for all Losses of in excess of such amount and (B) neither Seller nor Buyer shall have any indemnity obligation to an Indemnified Party for aggregate Losses indemnifiable under Sections 12.1(a) and 12.1(b), on the one hand, or 12.2(a) and 12.2(b), on other hand, as applicable, in excess of $1,500,000 (the “Cap”); provided, however, with respect to breaches of the Fundamental Representations, the Cap shall be the Premium; provided further that any indemnification pursuant to Section 12.1(a) shall not be in duplication of indemnification pursuant to Section 12.1(d); provided further the Cap and the $500,000 deductible set forth above shall not apply to any breach of Section 4.7. For the avoidance of doubt, the Cap shall not apply to any indemnification pursuant to clauses Sections 12.1(c), 12.1(d) or 12.2(c).  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations (other than those explicitly waived in accordance with the terms of this Agreement) will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

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12.5            Remedies. After the Closing, except as expressly provided otherwise in this Agreement, and except in the case of fraud, this Article XII shall provide the exclusive remedy for any breach of any representation or warranty set forth in this Agreement or otherwise arising out of this Agreement or the transaction contemplated hereby; provided that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

Article XIII
Miscellaneous Provisions

13.1            Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the instruments, agreements, certificates and documents contemplated hereby supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, discussions and agreements, whether oral or written or express or implied, between the parties hereto relating to the matters contemplated hereby, and constitute the entire agreement between the parties hereto relating to the Acquisition.

13.2            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

13.3            Amendment and Modification. The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed by Seller and Buyer.

13.4            Waiver or Extension. Either party hereto may by an instrument in writing waive the performance by the other of any of the covenants or agreements to be performed by such other party under this Agreement; provided, however, that neither party may waive the requirement for obtaining any applicable regulatory approvals required hereunder. The failure of either party hereto at any time to insist upon the strict performance of any covenant, agreement or provision of this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such covenant, agreement or provision at a future time. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

13.5            Payment of Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Acquisition.

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13.6            Confidentiality; Press Releases. Each of Buyer and Seller shall, and shall cause its directors, officers, employees, agents and representatives to, hold in strict confidence and not disclose to any other person or entity without the prior written consent of the other the terms of this Agreement, except as may be otherwise provided herein or as required by law. Buyer and Seller agree that neither shall issue any news or press release nor provide information to any reporter or the media regarding this Agreement or the Acquisition, except as is required by applicable law, without obtaining the prior approval of the other party. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may announce the transactions contemplated by this Agreement in its quarterly earnings release or otherwise in Seller’s public filings pursuant to the Securities Exchange Act of 1934. Upon the termination of this Agreement, Buyer and Seller shall, and shall cause each of their respective Affiliates and representatives to, promptly return all documents and work papers containing, and all copies of, any confidential information (so required to be treated as confidential) received from or on behalf of the other party in connection with the Acquisition. The covenants of Buyer and Seller contained in this Section 13.6 shall survive any termination of this Agreement.

13.7            Notices. All notices, requests and other communications hereunder shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given (a) when delivered by hand and receipted for, (b) five (5) days after having been sent by certified United States Mail, return receipt requested, first class postage pre-paid, (c) when delivered by receipted overnight delivery service or (d) when delivered by facsimile or email transmission if such fax or email is confirmed, immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, in each case as follows:

If to Seller to:	Primis Bank
6830 Old Dominion Drive
McLean, VA 22101
Attention: Matthew A. Switzer
E-mail: matthew.switzer@primisbank.com

with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention: David S. Park
E-mail: david.park@alston.com

If to Buyer to:	EverBank, N.A.
Attention: Mark Baum
Email: mark.baum@everbank.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Ravi Purushotham
Email: RPurushotham@stblaw.com

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or such substituted address or person as either party has given to the other in writing.

13.8            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

13.9            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.10            Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

13.11            No Third-Party Rights. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.12            Construction. This Agreement is the product of negotiation by both parties hereto and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

13.13            Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated into and made a part of this Agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

SELLER:

PRIMIS BANK

By:	/s/ Matthew Switzer
Name: Matthew Switzer
Title: Chief Financial Officer

BUYER:

EVERBANK, NATIONAL ASSOCIATION

By:	/s/ Greg Seibly
Name: Greg Seibly
Title: Chief Executive Officer

[Signature Page to Purchase and Assumption Agreement]